UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2016 (February 16, 2016)

EFACTOR GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 Avenue of the Americas, Suite 5060

New York, NY 10036

(Address of Principal Executive Offices)

(650) 380-8280

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 16, 2016, EFactor Group Corp. (the “Company”) received a notice of default from Magna Equities II, LLC (“Magna”) on convertible promissory notes (collectively, the “Notes”) issued by the Company pursuant to a Securities Purchase Agreement between the Company and Magna (the “Purchase Agreement”) for purported violations of the Notes and the Purchase Agreement. Pursuant to the Notes, the Company is required to either repay Magna 135% of the aggregate principal amount of $357,500 and accrued interest at a rate of 12% per annum in cash or convert the Notes into shares of the Company’s common stock at the prevailing market price for the shares. The Notes further provide that, upon the consummation of the Company’s contemplated public offering and up-listing of its shares to a senior stock exchange, Magna has the right to (i) demand payment in cash of 40% of the outstanding principal and accrued interest at a rate of 135% of such amount, and (ii) convert the remaining 60% of the outstanding principal and accrued interest into shares of common stock at a 25% discount to the offering price of the shares in the offering. The Company and Magna are currently in discussions regarding the Notes and the Purchase Agreement.

On February 18, 2016, the Company received a notice of default from Increasive Ventures B.V. (“Increasive”) under an unsecured loan agreement dated July 31, 2015 (as amended, the “Loan Agreement”) for its failure to repay the full amount due under the Loan Agreement by the maturity date. Under the Loan Agreement, the Company is required to pay Increasive $1,250,000, representing principal of $1,000,000 and an original issue discount of $250,000. The principal amount of the loan accrues interest at a rate of 12% per annum and is payable in full no later than February 15, 2016. Increasive may redeem the loan at a redemption price equal to 135% of the principal amount then outstanding if the Company fails to repay the loan by the maturity date. At the option of Increasive, any such redemption can be made either in cash or in restricted shares of common stock, such shares valued at 50% of the closing price of on the maturity date. Increasive has advised the Company that it intends to redeem the note in full, including the redemption premium. Ad Prins, one of the Company’s directors, is the managing partner of Increasive. The Company and Increasive are currently in discussions regarding the Loan Agreement. In connection with the notice of default, Adriaan Reinders and Marion Freijsen, the Company’s former chief executive officer and chief operating officer, respectively, have agreed to transfer an aggregate of 41,667 shares of Series A preferred stock of the Company to affiliates of Increasive. The shares of Series A preferred stock will have 25 votes per share, or a total of 1,041,667 additional votes, on any matter brought before the holders of the Company’s common stock for a vote.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On February 18, 2016, Adriaan Reinders resigned as Chief Executive Officer and as a director of the Company, effective immediately. Mr. Reinders’ resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Reinders’ duties will be assumed by the other members of the Company’s management team.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2016

EFACTOR GROUP CORP.

By:	/s/ Mark Noffke
Name: Mark Noffke
Title: Chief Financial Officer